Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Sarah Clark, Wal-Mart
(479) 273-8771

Jim Walton Appointed to the

Board of Directors of Wal-Mart Stores, Inc.

BENTONVILLE, Ark., September 30, 2005 --Wal-Mart Stores, Inc. today announced that Jim Walton, chairman and chief executive officer of Arvest Bank Group, has been appointed to the Board of Directors of Wal-Mart Stores, Inc. Walton, 57, was appointed Sept. 29, 2005, at the Wal-Mart Board of Directors meeting.

Walton, the youngest son of Sam Walton, late founder of Wal-Mart Stores, Inc., fills the vacancy of his older brother, John Walton, who died in an aircraft accident earlier this year. John Walton had served on the Board since 1992.

Walton will continue to serve in his role as chairman and CEO of Arvest, a group of banks operating in 91 communities in the states of Arkansas, Oklahoma and Missouri. Founded in 1976 and based in Bentonville, Ark., Arvest has total assets of $7.5 billion.

In addition to his Arvest responsibilities, Walton also serves as chairman of Bentonville-based Community Publishers, Inc. which operates newspapers in Arkansas and Missouri. He is also a trustee of the Walton Family Foundation, Inc.

“Our family remains committed to the ongoing growth and improvement of Wal-Mart, and to representing the interests of all shareholders,” said Rob Walton, chairman of Wal-Mart Stores, Inc. “Jim brings broad business experience and perspective to our board, and also brings a deep appreciation for the Wal-Mart culture and the importance of sustaining that culture throughout the company.”

Walton attended the University of Arkansas in Fayetteville and graduated with a marketing degree in 1971. Upon graduation, he joined Wal-Mart and worked for four years in the company’s real estate area. He left Wal-Mart in 1975 to join the Walton’s diversified family business, Walton Enterprises.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. Online merchandise sales are available at www.walmart.com. Press releases and other Wal-Mart facts are available at www.walmartfacts.com.

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